AGREEMENT REACHED ON HEADWATERS FOREST

SCOTIA, California, March 2, 1999 -- The Pacific Lumber Company announced today that further discussions with federal and state agencies have produced a workable consensus on the Headwaters Agreement, a landmark pact that will preserve thousands of acres of old-growth forests.

The agreement was consummated with the exchange of documents and confirming phone calls late Monday, March 1, 1999.

During the weekend and yesterday, further discussions with state and federal agencies provided assurances that will allow Pacific Lumber to remain viable. Pacific Lumber had decided last Friday not to move ahead with the agreement because -- without the assurances -- it would have left the company uncompetitive and uneconomic, forcing hundreds of layoffs.

"The final agreement is truly a compromise," said Pacific Lumber President and CEO John Campbell. "Years of work went into this agreement but, in the end, it was worth it. We were able to craft an arrangement that saves valuable forest land for future generations while at the same time recognizes the economic rights of Pacific Lumber to operate a business we have been in for 130 years."

"As we have said before, the demands made by the federal and state governments were very substantial," Campbell said. "In the end, the transaction is still in the best interest of our employees, investors and lenders, the environment, and the people of California."

In approving the agreement, the Pacific Lumber board followed the recommendations of the independent managers of its wholly owned subsidiary, Scotia Pacific Company LLC, and will retain the net cash proceeds of the transaction in an escrow account pending further analysis and discussions with the rating agencies regarding the Scotia Pacific timber collateralized notes.

Campbell cautioned that although the agreement has been finalized, there are more challenges to come. "Various environmental groups have mounted a coordinated campaign to discredit this agreement. All of us who care about the future of the North Coast need to realize that this process is still ongoing."

Campbell praised the efforts of the many federal and state officials who worked to accomplish this historic transaction. "Support for the agreement is bi-partisan and broad-based," he said. "We sincerely appreciate the efforts of President Bill Clinton; Vice President Al Gore; Senator Dianne Feinstein; Governor Gray Davis and former Governor Pete Wilson; Interior Secretary Bruce Babbitt, former Deputy Interior Secretary John Garamendi and Counselor to the Interior Secretary David Hayes; Commerce Secretary William Daley and Assistant Commerce Secretary Terry Garcia; U.S. Rep. Mike Thompson; California Resources Secretary Mary Nichols and former Resources Secretary Doug Wheeler and all the other elected and appointed officials and staff members who assisted these individuals."

Forged during more than 10 years of negotiations, the Headwaters Agreement will preserve in perpetuity the largest remaining privately owned tract of old-growth redwoods on Earth.

On Friday, February 26, 1999, Pacific Lumber celebrated its 130th year in business. With more than 1,400 employees, it is Humboldt Country's largest employer, contributing an estimated $170 million annually to Northern California's economy.


CONTACTS:      Mary Bullwinkel                    Robert Irelan
               The Pacific Lumber Company         MAXXAM Inc.
               Scotia, California                 Houston, Texas
               (707) 764-4200                     (713) 267-3722